                                                                       EXHIBIT 2



                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated March 8, 1998 by and among ADE Corporation, a Massachusetts corporation (hereinafter called "ADE") (when used herein, the term "ADE" will include ADE Corporation and its subsidiaries, unless the context requires otherwise), Theta Acquisition Corp., an Arizona corporation (hereinafter called "Subsidiary"), Phase Shift Technology, Inc., an Arizona corporation (hereinafter called "PST"), Chris Koliopoulos and David Basila (each hereinafter called a "Stockholder" and together called the "Stockholders").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of ADE, Subsidiary and PST and the stockholders of Subsidiary and PST have approved the Plan of Merger attached hereto as Exhibit 1.1 (the "Plan of Merger"), pursuant to which Subsidiary, a
          -----------
wholly-owned subsidiary of ADE, will be merged into PST in accordance with the applicable statutes of the State of Arizona (the merger of Subsidiary with and into PST being hereinafter called the "Merger"), upon the terms and conditions herein and therein set forth;

     NOW, THEREFORE, in order to consummate the transactions described herein and in the Plan of Merger and in consideration of the mutual covenants, agreements, representations, and warranties herein contained, the parties hereto agree as follows:


ARTICLE I.  MERGER OF SUBSIDIARY INTO PST
----------  -----------------------------

     1.1. Plan of Merger. Upon the terms and subject to the conditions set
          --------------
forth in this Agreement and in accordance with the applicable provisions of the laws of the State of Arizona, Subsidiary will be merged with and into PST on the Effective Date (as hereinafter defined) in accordance with the Plan of Merger.


     1.2. Effective Date of Merger. The Merger will be effective upon the filing
          ------------------------
with the Arizona Corporation Commission of Articles of Merger in the Form of
Exhibit 1.2 hereto (the "Articles of Merger") or on such other date and time as
-----------
is provided in the Plan of Merger (the date and time of the effectiveness of the Merger being hereinafter referred to as the "Effective Date").

     1.3. Effect of Merger. On the Effective Date, the separate existence of
          ----------------
Subsidiary will cease, and PST will continue its corporate existence and be the corporation surviving the Merger. Upon the Effective Date, the shares of capital stock of Subsidiary then issued and outstanding will be converted into a like number of shares of PST Common Stock (as defined below) and such numbers of shares of PST Common Stock will constitute all of the issued and outstanding stock of the corporation surviving the Merger. As more fully provided in the Plan of Merger, all PST Common Stock issued and outstanding immediately prior to the Effective Date will be converted into, and the Stockholders, as holders of all of the shares of PST Common Stock issued and outstanding immediately prior to the Effective Date will be entitled to the right to receive in exchange for such shares an aggregate of Two Million (2,000,000) shares of ADE Common Stock (as defined below), Two Hundred Thousand (200,000) of which shares will be placed in escrow and held in accordance with an escrow agreement substantially in the form of Exhibit 1.3
                                                                 -----------
hereto (the "Escrow Agreement") in such amounts, as to each Stockholder, as are provided in Section 8.2(j) hereof.


ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF PST AND THE STOCKHOLDERS
-----------  ----------------------------------------------------------

     PST and each of the Stockholders hereby represent and warrant, jointly and severally, as follows, except as stated otherwise with reference to a specific representation or warranty in the disclosure schedule attached (or to be attached) hereto as Schedule 2 (the "Disclosure Schedule"):
                    ----------

     2.1. Organization and Authority. PST is a corporation duly organized,
          --------------------------
validly existing, and in good standing under the laws of the State of Arizona with full corporate power and authority to own its assets and to conduct its business in the manner and in the places in which it is now being conducted.
Section 2.1 of the Disclosure Schedule sets forth all jurisdictions in which PST
-----------
is qualified to do business as a foreign corporation, which are the only jurisdictions in which the character of the properties owned or leased by PST and the nature of the business conducted by it require such qualification. True and complete copies of the Articles of Incorporation and By-Laws, together with all amendments thereto, of PST have been delivered to ADE.

     2.2. Authorization; Binding Agreement. PST has full corporate power and
          --------------------------------
authority to enter into this Agreement and to carry out its obligations hereunder, including without limitation the consummation of the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the consummation of the Merger, have been duly and validly authorized by PST's Board of Directors and its stockholders. No other corporate acts or proceedings on the part of PST are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby, including the Merger. When duly executed and delivered by the parties hereto and thereto, this Agreement and the Acquisition Documents will constitute valid and binding obligations of PST and the Stockholders, as the case may be, in accordance with the respective terms and conditions of this Agreement and the Acquisition Documents.

     2.3. Capitalization. The authorized capital stock of PST consists of Ten
          --------------
Million (10,000,000) shares of Class A Common Stock (voting) no par value ("PST Common Stock"), One Million (1,000,000) of which shares are issued and outstanding and owned beneficially and of record by the Stockholders in the amounts listed in Section 2.3 of the Disclosure Schedule. The issued and
                  -----------
outstanding shares of PST Common Stock were validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, subscription, redemption or other rights or commitments regarding the sale, purchase or issuance of any shares of PST Common Stock or other securities of PST.

     2.4. No Conflicts. Neither the execution and delivery by PST and the
          ------------
Stockholders of this Agreement, nor the consummation of the transactions contemplated hereby, including the Merger, nor compliance by PST and the Stockholders with any of the provisions hereof, will in a materially adverse manner violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or the passage of time or otherwise, would constitute such a default) under, or entitle any party (with the passage of time or otherwise) to terminate, accelerate or give notice of a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of PST, under (i) any of the provisions of the Articles of Incorporation or By-Laws of PST; (ii) any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which PST is a party, or by which PST or any of its assets may be bound or affected; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PST or any of its assets (assuming government approval of the HSR pre-merger notification to be filed pursuant to Section 4.4 hereof).

     2.5. Subsidiaries and Investments. Except as set forth in Section 2.5 of
          ----------------------------                         -----------
the Disclosure Schedule, there is no corporation or other legal entity in which PST has any direct or indirect ownership interest.

     2.6. Taxes. All Tax returns of every kind, whether federal, state, local or
          -----
foreign relating to PST's business that are due to have been filed in accordance with any applicable law have been duly filed. All Taxes shown to be due on such returns have been paid in full, and PST has no liability for taxes other than as shown on such returns. Adequate provision has been made in the Financial Statements for the payment of all accrued and unpaid Taxes, whether or not yet due, for all annual, quarterly and month ended periods prior to the date of Closing. Except as set forth in Section 2.6 of the Disclosure Schedule PST is
                                -----------
not a party to any action or proceeding by any governmental authority for the assessment or collection of Taxes or the audit of any Tax returns. PST has delivered to ADE true copies of all of its Tax returns for each of its last three fiscal years.

     2.7. Financial Statements. PST has delivered to ADE unaudited balance
          --------------------
sheets and unaudited statements of net income and cash flow as at and for each of its last three fiscal years and also an unaudited balance sheet and statements of net income and cash flow as at and for the interim period from the end of the last fiscal year through December 31, 1997 (the "Balance Sheet Date") (the foregoing balance sheets and statements of net income and cash flow being referred to collectively as the "Financial Statements"). The Financial Statements are in accordance with all books, records and accounts of PST, are true and complete, were prepared on a tax basis and present fairly the financial position and results of operations of PST as at the dates and for the periods indicated.

    2.8.  Assets and Property.
          -------------------

          (a) General. Except for (i) those items of employee-owned property on
              -------
PST's premises and (ii) those properties and assets listed in Section 2.8(a) of
                                                              --------------
the Disclosure Schedule, PST has good and marketable title to, or full legal right to possess under valid and subsisting leases, licenses or agreements, all of the properties and assets used by it, located on its premises, or reflected on its books, and on the Financial Statements as at the Balance Sheet Date (or acquired after the date thereof), free and clear of all liens, encumbrances, restrictions and adverse claims, except for properties and assets disposed of in the usual and ordinary course of business since the Balance Sheet Date.


          (b) Real Property Owned. Section 2.8(b) of the Disclosure Schedule
              -------------------  --------------
lists and describes briefly all real property that PST owns or has contracted to purchase ("prospectively owned real property"). With respect to each such parcel of owned or prospectively owned real property:

    (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any lien, encumbrance, claim, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

    (ii) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

    (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

    (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

    (v) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

    (vi) there are no parties (other than PST or, in the case of prospectively owned real property, the seller thereof) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 2.8 (c) of
                                                           ---------------
the Disclosure Schedule who are in possession of space to which they are entitled;

    (vii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

    (viii) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

          (c) Real Property Leased. Section 2.8(c) of the Disclosure Schedule
              --------------------  --------------
lists and describes briefly all real property leased or subleased to PST. PST has delivered to ADE correct and complete copies of the leases and subleases listed in Section 2.8(c) of the Disclosure Schedule. With respect to each lease
          -------------
and sublease listed in Section 2.8(c) of the Disclosure Schedule:
                       --------------

    (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

    (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

    (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

    (iv) no party to the lease or sublease has repudiated any provision thereof;

    (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

    (vi) with respect to each sublease, the representations and warranties set forth in subsections (1) through (5) above are true and correct with respect to the underlying lease;

    (vii) PST has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

    (viii) to the best of PST's knowledge, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

    (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

    (x) to the best of PST's knowledge, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any lien, encumbrance, claim, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

          (d) Equipment and Tangible Fixed Assets. PST owns or leases all
              -----------------------------------
buildings, equipment, and other tangible fixed assets necessary for the conduct of its business as presently conducted. Except as set forth in Section 2.8(d) of
                                                               --------------
the Disclosure Schedule, each such tangible fixed asset is free from defects, has been maintained in all material respects in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. Section 2.8(d) of the Disclosure Schedule contains
                            --------------
PST's depreciation ledger of all machinery, equipment, fixtures, motor vehicles, and other tangible personal property owned by PST. All such property is reflected in the Financial Statements as of the Balance Sheet Date, except such property as has been sold or otherwise disposed of or taken out of service because of obsolescence or breakage in the ordinary course of business since the Balance Sheet Date. PST has good and marketable title to all such property, free and clear of all liens, encumbrances, restrictions and adverse claims, except those shown or reflected in the Financial Statements as of the Balance Sheet Date or in said Section 2.8(d) of the Disclosure Schedule and except liens for
                --------------
Taxes not yet due. Section 2.8(d) of the Disclosure Schedule also sets forth a
                   --------------
complete list of all leases, licenses or other agreements under which PST holds or operates any equipment or other tangible fixed assets and a brief description of such assets. Each of such leases, licenses or agreements is in full force and effect and enforceable in accordance with its terms, and there is not under any of such leases, licenses or agreements any existing default of PST (or event or condition which with notice or lapse of time, or both, would constitute a default) with respect to any term thereof.

          (e) Intellectual Property.
              ----------------------
    (i) PST owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used or necessary for the operation of the business of PST as presently conducted. Each item of Intellectual Property owned or used by PST immediately prior to the Closing hereunder will be owned or available for use by PST on identical terms and conditions immediately subsequent to the Closing hereunder.

    (ii) To the best of its knowledge, PST has not in any material respect interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. None of the present directors and officers (and employees with responsibility for Intellectual Property matters) of PST have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that PST must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of PST and the Stockholders, no third party has interfered with, infringed upon, misappropriated (nor is it likely that any such party will interfere with, infringe upon or misappropriate), or otherwise come into conflict with any Intellectual Property rights of PST.

    (iii) Section 2.8(e)(iii) of the Disclosure Schedule identifies each patent
          -------------------
or registration which has been issued to PST with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which PST has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which PST has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). PST has delivered to ADE correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to ADE correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 2.8(e)(iii) of the Disclosure Schedule also identifies
                -------------------
each trade name or unregistered trademark used by PST in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 2.8(e)(iii) of the Disclosure Schedule:
              -------------------

     (1) PST believes that it possesses the entire right, title, and interest in and to the item, free and clear of any lien, encumbrance, claim, license, or other restriction;

     (2) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

     (3) no action, suit, proceeding, hearing, investigation disclosed to PST, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

     (4) PST has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv)  Section 2.8(e)(iv) of the Disclosure Schedule identifies and
                ------------------
describes each item of Intellectual Property that any third party owns and that PST uses pursuant to license, sublicense, agreement, or permission. PST has delivered to ADE correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 2.8(e)(iv) of the
                                                   ------------------
Disclosure Schedule, to the best of PST's knowledge (except in the case of
Section 2.8(e)(iv)(9)):
----------------------

     (1) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

     (2) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

     (3) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

     (4) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

     (5) with respect to each sublicense, the representations and warranties set forth in subsections (1) through (4) above are true and correct with respect to the underlying license;

     (6) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

     (7) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

     (8) the PST software programs and technical documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license; and

     (9) Except as set forth in Section 2.8(e)(iii) of the Disclosure Schedule,
                                -------------------
         PST has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (v) PST will not interfere with, infringe upon, misappropriate, or otherwise knowingly come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

          (vi) Section 2.8(e)(vi) of the Disclosure Schedule sets forth the form
               ------------------
and placement of the proprietary legends and copyright notices displayed in or on all PST software programs and other products.

          (vii) To the best of its knowledge, PST has promulgated and used all commercially reasonable efforts to enforce the trade secret protection procedures described in Section 2.8(e)(vii) of the Disclosure Schedule. Insofar
                        -------------------
as PST knows, there has been no material violation of such procedures by any person or entity. The source code and system documentation relating to all PST software programs (1) have at all times been maintained in confidence and (2) have been disclosed by PST only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to PST.

          (viii) Except as set forth in Section 2.8(e)(viii) of the Disclosure
                                        --------------------
Schedule, all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of PST software programs, technical documentation, or other Intellectual Property on behalf of PST either (1) have been party to a "work-for-hire" arrangement or agreement with PST, which by its terms is effective to vest in PST full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of PST as assignee that have conveyed to PST full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

          (ix) Except as set forth in Section 2.8(e)(ix) of the Disclosure
                                      ------------------
Schedule, the technical documentation for PST's software includes the source code, system documentation, statements of principles of operation, and schematics for all software programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The technical documentation also includes any program (including compilers), "workbenches," tools, and higher level (or "proprietary") language used for the development, maintenance, and implementation of the relevant software program.

          (x) Except as set forth in Sections 2.8(e)(iii) and 2.8(e)(x) of the
                                     --------------------     ---------
Disclosure Schedule PST has not granted, transferred, or assigned any right or interest in the PST software programs, the technical documentation, or any other Intellectual Property to any person or entity. Except as set forth in Section
                                                                       -------
2.8(e)(x) of the Disclosure Schedule there are no contracts, agreements,
---------
licenses, or other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the PST software programs or any other Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

          (f) Accounts Receivable. All of the accounts and notes receivable of
              -------------------
PST reflected in the Financial Statements have been collected or are current and collectible at the aggregate recorded amounts thereof less an allowance for doubtful accounts equal to the amount specified in Section 2.8(f) of the
                                                   --------------
Disclosure Schedule (the "Accounts Receivable Reserve").


          (g) Inventory. The inventory of PST consists of raw materials and
              ---------
supplies, manufactured and purchased parts, goods in process, and finished goods (including without limitation software and related documentation), all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to a reserve for inventory writedown equal to the amount specified in Section 2.8(g) of the Disclosure Schedule (the "Inventory Reserve").
   -------------

    2.9. Transactions with Affiliates. Section 2.9 of the Disclosure Schedule is
         ----------------------------  -----------
a complete list of all executory agreements, contracts or commitments of PST involving any Affiliate of PST. Except as set forth in Section 2.9 of the
                                                       -----------
Disclosure Schedule, PST has not (i) made purchases or sales of products or services from or to any Affiliate, (ii) transferred any assets to any Affiliate,
(iii) entered into, amended or canceled any transaction, contract, agreement or commitment involving any Affiliate, or (iv) used any property, asset, facility, service or personnel which are held, owned, provided or employed by any Affiliate. All transactions between PST and any Affiliate have been entered into at arm's length, on terms no less favorable to PST than could be obtained from a third party which is not an affiliate of PST.


     2.10. Undisclosed Liabilities. PST does not have any liability, and neither
           -----------------------
PST nor either of the Stockholders has knowledge of any fact or circumstance that might result in a Liability that is not reflected in the Financial Statements as at the Balance Sheet Date or in the Disclosure Schedule.

    2.11. Product Warranty. Each product manufactured, sold, leased, licensed or
          ----------------
delivered by PST has been in conformity with all applicable contractual commitments and all express and implied warranties, and PST has no Liability (and neither PST nor either of the Stockholders has knowledge of any fact or circumstance that might result in a Liability) for replacement or repair thereof or other damages in connection therewith, subject only to a reserve for product warranty claims equal to the amount specified in Section 2.11 of the Disclosure Schedule (the "Product Warranty Claims Reserve"). Except as set forth in Section 2.11 of the Disclosure Schedule, no product manufactured, sold, leased, licensed or delivered by PST is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 2.11 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for PST (containing applicable guaranty, warranty, and indemnity provisions).

    2.12. Product Liability. PST has no Liability (and neither PST nor either of
          -----------------
the Stockholders has knowledge of any fact or circumstance that might result in a Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, licensed or delivered by PST prior to the Effective Date.

    2.13. Absence of Certain Changes. Except as set forth in Section 2.13 of the
          --------------------------                         ------------
Disclosure Schedule, PST has not since the Balance Sheet Date: (a) suffered any adverse change in its financial condition, assets, liabilities, customers, vendors, or business or become aware of any event or condition that might result in any such adverse change; (b) permitted or suffered any lien, encumbrance, or restriction to be placed on any of its assets; (c) entered into any agreement guaranteeing the obligations of any third person or agreeing to indemnify any third person; (d) incurred any liability or obligation except current liabilities incurred in the usual and ordinary course of business, or issued any notes or other corporate debt securities; (e) sold or otherwise disposed of, or entered into any agreement or other arrangement for the sale or other disposition of, any item of its assets in excess of One Thousand Dollars ($1,000.00) other than in the usual and ordinary course of its business; (f) suffered any damage to, or destruction or casualty loss of any of its assets, whether or not covered by insurance; (g) declared or set aside or paid any dividend, made any other distribution in respect of its capital stock, redeemed, purchased, or otherwise acquired any of its capital stock, or issued any stock or other securities or options or other rights to acquire the same; (h) made any change in the compensation payable to any director, officer, employee, or consultant other than normal increases or bonuses in accordance with its usual compensation practices; (i) entered into any transaction other than in the usual and ordinary course of business; (j) been a party to any other event, condition, agreement or state of facts of any character which has had or could have a material adverse effect on the results of operations, business, financial condition, or assets or prospects of PST; (k) become a party to any joint venture or other similar agreement or arrangement that involves any sharing of profits of PST's business or the assets of PST or is similar to or competitive with ADE's business; or (l) entered into any agreement or made any commitment with respect to any of the foregoing.

    2.14. Material Agreements. Except as described in Section 2.14 of the
          -------------------                         ------------
Disclosure Schedule, PST is not a party to or bound by any agreement or commitment involving an expenditure of more than Fifty Thousand Dollars ($50,000.00) or requiring performance by any party thereto more than three (3) months after the Closing Date, including without limitation any of the following: any (a) contract for employment of any officer or employee at a salary in excess of $50,000 per year, which is not terminable without liability on not more than thirty days' notice; (b) Employee Benefit Plan; (c) contract with any labor organization; (d) lease, license, franchise, distributorship, dealer, manufacturer's representative, or sales agency agreement; (e) contract for future purchase of materials, supplies, services, machinery, or equipment continuing for a period of more than ninety days or involving more than Fifty Thousand Dollars $(50,000.00) in each instance; (f) guarantee, subordination, or other similar arrangement or undertaking by which PST is contingently liable upon the indebtedness or obligation of any other person; (g) contract or commitment for capital expenditures in excess of Fifty Thousand Dollars ($50,000.00); (h) power of attorney for any person, firm or corporation for any purpose whatsoever; (i) contract, commitment or business arrangement with any current or former principal stockholders, directors or officers of PST (or any spouse or relative of the foregoing) or any person having an interest in any party with which PST does business; (j) note, mortgage, indenture, deed of trust, credit or loan agreement, or similar instrument under which PST is indebted for borrowed money or the price of purchased assets; (k) contract or commitment involving the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of computer program code, related technical or user documentation and databases, in each case relating to or arising out of PST's business. PST has performed all material obligations required to be performed by it to date under all such contracts, commitments and agreements described in the Disclosure Schedule and is not in material default under any of such contracts, commitments or agreements, and all parties with whom it has contractual arrangements are in substantial compliance therewith.

    2.15. Insurance. Section 2.15 of the Disclosure Schedule sets forth a list
          ---------  ------------
and brief description of all policies or binders of fire, errors and omissions, liability, product liability, workman's compensation, vehicular and other insurance held by or on behalf of PST. All premiums payable under such policies and binders have been paid when due and such policies and binders are valid and enforceable in accordance with their terms, are in full force and effect, and are adequate and customary for the type and scope of PST's assets and business.

    2.16. Books and Records. The books of account, ledgers, order books, records
          -----------------
and documents of PST fully and accurately reflect in all material respects all information relating to the financial and operational affairs of PST, including without limitation, the nature, status and location of PST's assets and liabilities and the transactions giving rise thereto, and all revenues, expenses, cash flows and expenditures, all as required to be reflected on the Financial Statements or incurred subsequent to the Balance Sheet Date.

    2.17. Employee Benefit Plans and Employee Matters.
          --------------------------------------------
    (a) Section 2.17 of the Disclosure Schedule sets forth a list of all
        ------------
Employee Benefit Plans maintained by PST. All Employee Benefit Plans and PST's administration with respect to such Employee Benefit Plans are in compliance in all material respects with the provisions of all applicable law, including ERISA and the Code. Neither PST nor any of its directors, officers, employees or any other "fiduciary," as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with applicable law, including ERISA and the Code for any action or failure to act in connection with the Employee Benefit Plans. There are no actions, suits or claims pending or, to the knowledge of PST, investigations or threatened actions, suits, claims or investigations with respect to any Employee Benefit Plan which could have an adverse effect on the financial condition of PST or any such Employee Benefit Plan. PST has appropriately filed or distributed to participants all required reports and distributions, including but not limited to Forms 5500, for all Plans. PST has complied in all material respects with the requirements of Section 162(k) of the Code.

          (b) Except as set forth in Section 2.17 of the Disclosure Schedule,
                                     ------------
PST does not currently maintain, contribute to or have any liability under any
(i) Pension Plan (including any arrangement which is a multiemployer pension plan (as defined in Section 3(37) of ERISA)), (ii) Welfare Plan or material fringe benefit plan or program or (iii) funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or terminated employees which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, except to the extent required under Title X of COBRA or any other applicable federal or state law or regulation. Except as set forth in Section
                                                                       -------
2.17 of the Disclosure Schedule, PST is not a party to any agreement,
----
understanding, plan, policy or procedure or any arrangement providing compensation or fringe benefits to any employee. Except as fully described in
Section 2.17 of the Disclosure Schedule, there are no negotiations, demands or
------------
proposals which are pending or which have been made which concern matters now covered, or that would be covered, by the type of agreements listed or described in Section 2.17 of the Disclosure Schedule or this paragraph.
   ------------

          (c) Except as disclosed in Section 2.17 of the Disclosure Schedule,
                                     ------------
each Pension Plan maintained by PST meets the requirements of a "qualified plan" under Section 401(a) of the Code, and has received a currently effective favorable determination letter from the Internal Revenue Service.

          (d) Full payment has been made of all contributions and other payments which PST is required to make with respect to said Employee Benefit Plans, and all contributions or other payments with respect to the current plan year for the period ending on or after the Closing Date have been made or accrued in accordance with the terms of such Employee Benefit Plans. There exist no accumulated funding deficiencies (as defined in Section 412 of the Code) with respect to any Employee Benefit Plans maintained by PST. There exists no waiver of minimum funding standards within the meaning of Section 412 of the Code with respect to any Employee Benefit Plan nor has PST applied for such a waiver and each Pension Plan is fully funded on a termination basis.

          (e) With respect to the Employee Benefit Plans, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code. PST has not taken any action which would result in any withdrawal liability to any "multiemployer plan" as defined in Section 3(37) of ERISA. There has been no "reportable event" as defined in Section 4043(d) of ERISA with respect to any Employee Benefit Plan.

          (f) Copies of all documents listed in Section 2.17 of the Disclosure
                                                -------------
Schedule have been delivered to ADE and are true and complete in all material respects and include all amendments and supplements thereto and modifications thereof. With respect to each Employee Benefit Plan, PST has furnished ADE true and complete copies of (i) the last Form 5500 Annual Report, (ii) all Employee Benefit Plan documents and all related summary plan descriptions, trust agreements, insurance contracts or other funding agreements which implement the Employee Benefit Plans, (iii) the most recent determination letter, (iv) the latest actuarial valuations and (v) the latest financial statements. In the case of any agreement, plan or arrangement which is not in written form, ADE has been supplied with an accurate description of such agreement, plan or arrangement as in effect on the date hereof.

          (g) There is neither now pending nor threatened and during the last two years there has not occurred or been threatened (i) any labor dispute, strike or work stoppage or (ii) any charge or complaint against PST by the National Labor Relations Board or any representative thereof.

          (h) Except as disclosed in Section 2.17 of the Disclosure Schedule, to
                                    -------------
the knowledge of PST, no key employee of PST has indicated that he may terminate his employment with PST (regardless of whether such indication was formal or informal).

          (i) For purposes of paragraphs (a) through (h) of this section, "PST" means all members of any controlled group of corporations, members of any group that is under common control, and members of any affiliated service group (as defined in Section 414 of the Code) that include PST.

    2.18. Litigation. Except as described in Section 2.18(a) of the Disclosure
          -----------                        ---------------
Schedule, no Litigation is pending, or, to PST's or either of the Stockholders' knowledge, threatened, against PST, or any of its present directors, officers, or employees (or, to PST's or either of the Stockholders' knowledge, against any of its former directors, officers or employees or any party to any contract), affecting, involving, or relating to PST's business or any of the assets of PST. Except as described in Section 2.18(b) of the Disclosure Schedule, no Litigation
                       --------------
has been brought within the last three years against PST affecting, involving, or relating to PST's business or any of the assets of PST.

    2.19.  Court Orders, Decrees, and Laws.
           -------------------------------

           (a) Compliance With Laws. There is no outstanding or threatened
               ---------------------
order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against PST or against any of its present or former officers, directors or employees and affecting, involving, or relating to PST's business or the assets of PST. PST is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree, and PST has received no notices of any allegation of any such violation. The foregoing shall be deemed to include, without limitation, laws and regulations relating to the federal patent, copyright, and trademark laws, state trade secret and unfair competition laws, equal opportunity, wage and hour, immigrant hiring and other employment laws, antitrust and trade regulation laws, and environmental laws.

    2.20. Environmental Laws. Except as disclosed in Section 2.20 of the
          ------------------
Disclosure Schedule, no solid, hazardous or toxic wastes, substances or materials, as those terms are used in the Clean Air Act, Resource Conservation and Recovery Act of 1976, as amended, the Hazardous Materials Transportation Act or the Comprehensive Environmental Response,

Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), or in any other federal, state or local law or ordinance governing hazardous, toxic or solid wastes, materials or substances, as the same are in effect as of the Closing Date, and no asbestos, polychlorinated biphenyls, urea formaldehyde foam, explosives or radioactive materials (all of the above being collectively referred to herein as "Hazardous Substances") have been or are unlawfully stored, treated, disposed of, managed, generated, manufactured, produced, released, emitted or discharged on, in or under any properties owned or leased by PST so as to (i) require, under any applicable law or treaty, a governmental approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license (an "Approval"), unless such Approval has been obtained and remains in full force and effect or (ii) to the knowledge of PST, render any properties owned or leased by PST in material noncompliance with or in violation of any applicable law, regulation, or permit or subject to any obligation, order or requirements for remediation.

          No governmental or private action, suit or proceeding concerning or arising out of the use, storage, treatment, discharge, disposal, handling, manufacturing, processing, treatment, transportation, release or threat of release of any Hazardous Substance by or on behalf of PST or at, under or in connection with PST's business or any properties owned or leased by PST as a result of PST's acts or omissions, or to enforce or impose liability under environmental pollution laws, common law or laws relating to the protection of worker and work place health and safety, including, without limitation, CERCLA, SARA, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Consumer Product Safety Act, the Clean Water Act, the Clean Air Act and the National Environmental Policy Act, as each of the foregoing are in effect as of the Closing Date, and any similar federal, state or local laws, rules or regulations promulgated thereunder prior to the Closing Date (all of the above collectively referred to herein as "Environmental Laws") which may be applicable to any properties owned or leased by PST or PST's business, has been instituted, initiated or, to the knowledge of PST, threatened against or with respect to PST or the business as a result of PST's acts or omissions, and no lien has been created, imposed or, to the knowledge of PST, threatened to be created or imposed upon any properties owned or leased by PST or any of PST's assets under Environmental Laws as a result of PST's acts or omissions.

    2.21. Bank Accounts. Section 2.21 of the Disclosure Schedule contains a
          -------------  ------------
complete list of the names and locations of all banks in which PST has accounts, as well as a description and the account number of each such account.

    2.22. Third Party Consents and Government Authorizations. Except as set
          --------------------------------------------------
forth in Section 2.22 of the Disclosure Schedule or as otherwise described in
         ------------
this Agreement, no filing with or authorization, consent or approval of any third party or of any court, government, or governmental agency or instrumentality is required for PST and the Stockholders to execute and deliver this Agreement or to consummate the transactions contemplated hereby including the Merger.

2.23.  Employee Matters; Labor Contracts.

       (a) Section 2.23 of the Disclosure Schedule contains a complete list of
           ------------
the names and addresses of all employees of PST as of the date hereof and their respective titles or job descriptions, years of service, compensation and incentive and benefit plan participation.

       (b) PST is in compliance in all respects with all Federal, State and local laws relating to labor relations; no labor strike or other labor controversy or trouble is pending or, to the knowledge of PST, threatened with respect to PST or the employees of PST; and there are no grievance or arbitration proceedings arising out of or under collective bargaining agreements with respect to PST. There are no claims pending or threatened against PST by employees or former employees of PST. Relations between PST and its employees are good, and PST never has experienced any work stoppage or other labor difficulty.

       (c) PST is not a party to or bound by any labor or collective bargaining agreement and no representation question exists respecting the employees of PST.

    2.24. Securities Act Exemption. Each Stockholder acknowledges that the ADE
          ------------------------
Common Stock that will be received by him pursuant to this Agreement will be delivered without registration of the same under the Securities Act, pursuant to an exemption from registration available under the Securities Act, and may not be resold by him unless (i) a registration statement is in effect under the Securities Act with respect to such securities or (ii) an exemption from such registration is available under the Securities Act. Each Stockholder represents that he is an "accredited investor" within the meaning of that term as it is defined in Rule 501 under the Securities Act. Each Stockholder represents that he is purchasing the ADE Common Stock hereunder for his own account for investment and not with a view to the resale or distribution thereof and acknowledges that he has received and read the ADE Disclosure Documents (defined below).

    2.25. Major Vendors and Customers. Section 2.25 of the Disclosure Schedule
          ---------------------------  ------------
lists each licensor, developer, remarketer, distributor, and supplier of property or services to, and each licensee, end-user, or customer of, PST, to whom PST paid or billed in the aggregate Fifty Thousand Dollars ($50,000.00) or more during the most recent fiscal year, together with, in each case, the amount paid or billed during such period.

    2.26. Truth at Closing. All of the representations and warranties of PST and
          ----------------
the Stockholders contained in this Article II shall be true and correct on and as of the Closing Date as though made on the Closing Date except for changes in the Financial Statements resulting from the conduct of business in the usual and ordinary course by PST after the date of this Agreement.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF ADE AND SUBSIDIARY
------------  ----------------------------------------------------

    ADE and Subsidiary jointly and severally represent and warrant as follows:

    3.1. Organization and Authority. ADE is a corporation duly organized,
         --------------------------
validly existing, and in good standing under the laws of the Commonwealth of Massachusetts, with full corporate power and authority to own its property and assets and to conduct its business in the manner and places in which it is now conducted.

     3.2. Authorization; Binding Agreement. ADE and Subsidiary have full
          --------------------------------
corporate power and authority to enter into this Agreement and to carry out their obligations hereunder, including the consummation of the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the consummation of the Merger, have been duly and validly authorized by ADE's and Subsidiary's respective Boards of Directors and Subsidiary's sole stockholder. No other corporate acts or proceedings on the part of ADE or Subsidiary are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby, including the Merger. When duly executed and delivered by the parties hereto and thereto, this Agreement and the Acquisition Documents will constitute the valid and binding obligations of ADE and Subsidiary, as the case may be, in each case enforceable against ADE and Subsidiary in accordance with the terms and conditions of such agreements.

    3.3. Capitalization. The authorized capital stock of ADE consists of (a)
         --------------
Twenty-five Million (25,000,000) shares of Common Stock, $.01 par value ("ADE Common Stock"), of which, as of January 31, 1998, Eleven Million One Hundred Six Thousand Four Hundred One (11,106,401) shares were issued and outstanding and Seven Hundred Ten Thousand Five Hundred Thirty-Four (710,534) shares were reserved for issuance upon exercise of outstanding options or options available for granting under ADE's stock option plans and its employee stock purchase plan; and (b) One Million (1,000,000) shares of Preferred Stock, $1.00 par value, of which, as of January 31, 1998, no shares were issued and outstanding.

    3.4. No Conflicts. Neither the execution and delivery by ADE and Subsidiary
         ------------
of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, nor compliance by ADE and Subsidiary with any of the provisions hereof, will violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or the passage of time or otherwise, would constitute such a default) under, or entitle any party (with the passage of time or otherwise) to terminate, accelerate or give notice of a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of ADE, under (i) any of the provisions of the Articles of Organization or By-Laws of ADE, (ii) any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which ADE is a party, or by which ADE or any of its assets may be bound or affected, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ADE or any of its assets.

    3.5. Current Public Information; Material Facts. ADE has furnished to PST
         ------------------------------------------
and the Stockholders with copies of the following documents pertaining to ADE:
(a) An Annual Report on Form 10-K for the fiscal year ended April 30, 1997; (b) An Annual Report to Stockholders (the "Annual Report") for the fiscal year ended April 30, 1997; (c) Quarterly Reports on Form 10-Q for the quarters ended July 31, 1997 and October 31, 1997; (d) A proxy statement for the 1997 Annual Meeting; (e) Press Releases in respect of ADE's sales and earnings for the quarters ended July 31, 1997, October 31, 1997, and January 31, 1998 and other matters; (f) Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 9, 1997 ; and

(g) Prospectus dated August 6, 1997 covering the sale of 2,470,000 shares of ADE Common Stock (collectively, the "ADE Disclosure Documents"). Exhibits required to be filed with the Securities and Exchange Commission as part of any of the ADE Disclosure Documents have not been included in the materials furnished to PST and the Stockholders.

    3.6. Absence of Certain Changes. Since the date of the consolidated balance
         --------------------------
sheet of ADE included in ADE's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997, there has not been any material adverse change in the financial condition, assets, liabilities, or business of ADE, other than changes occurring in the ordinary course of business which have not had a material adverse effect on the financial condition, assets, liabilities or business of ADE.

    3.7. Validity of Stock to be Issued in Merger. The shares of ADE Common
         ----------------------------------------
Stock to be issued upon consummation of the Merger will, when issued as provided therein, be duly authorized, validly issued, fully paid and nonassessable.

    3.8. Organization of Subsidiary. Subsidiary is a corporation duly organized,
         --------------------------
validly existing, and in good standing under the laws of the State of Arizona, with full corporate power and authority to carry out the transactions contemplated by this Agreement. All of the outstanding capital stock of Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable. All of the outstanding capital stock of Subsidiary is now owned by ADE and will be owned by it as of the Effective Date, and no third party has any right to or interest in any issued or unissued capital stock of Subsidiary.

    3.9. Consents. Except for the expiration of the waiting period imposed by
         --------
HSR all consents, approvals, or authorizations required to be obtained by ADE or Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, have been obtained.

ARTICLE IV.  COVENANTS OF PST AND THE STOCKHOLDERS PENDING MERGER
-----------  ----------------------------------------------------

    4.1. Conduct of Business. PST covenants and agrees that between the date of
         -------------------
this Agreement and the Closing, except as otherwise consented to by ADE in writing, PST shall: (a) conduct its business only in the usual and ordinary course using customary policies and procedures and maintain its assets and properties in substantially the same manner as heretofore; (b) refrain from making any purchases or sales of any assets and from mortgaging, pledging, subjecting to lien, or otherwise encumbering any of its assets other than in the ordinary course of business; (c) refrain from incurring any obligations or liabilities (absolute or contingent) other than those that are usual and normal in the ordinary course of its business; (d) refrain from making any change in its Articles of Incorporation, Bylaws, or authorized or issued capital stock;
(e) refrain from declaring, setting aside, or paying any dividend, making any other distribution in respect of its capital stock, or making any direct or indirect redemption, purchase, or other acquisition of its capital stock; (f) refrain from making any change in the compensation payable or to become payable to any of its officers, employees, or consultants or making any bonus payment to or arrangement with any of them; (g) refrain from taking any action which might affect adversely ADE's ability to account for the Merger as a pooling of interests for accounting purposes or which would materially affect the value of PST to ADE; (h) use its best efforts to prevent any change with respect to its management and supervisory personnel or banking arrangements; (i) use its best efforts to keep intact its business organization, to keep available the services of its present officers and employees, and to preserve the goodwill of all suppliers, customers, and others having business relations with it; (j) promptly advise ADE in writing of any matter arising or discovered after the date of this Agreement which, if existing or known at the date hereof, would be required to be set forth or described herein; and (k) use all reasonable efforts in good faith to cause all closing conditions specified in Article VI to be met and all transactions contemplated herein to be consummated.

    4.2. Insurance. PST will at all times have in effect and maintain all
         ---------
insurance now in force or like policies on or with respect to its assets and its business.

    4.3. Access to Books and Records. Between the date of this Agreement and the
         ---------------------------
Effective Date, upon reasonable notice and at reasonable times, PST will give full access to ADE and its agents, accountants, and attorneys to all the properties and assets, books, records and accounts, and other information, documentary or otherwise, concerning the affairs and business of PST.

    4.4. Approvals. PST and the Stockholders will use all reasonable efforts to
         ---------
obtain any necessary governmental approvals of the transactions contemplated hereby, including the preparation and filing with the Federal Trade Commission and the Anti-Trust Division of the U.S. Attorney General's Office of a pre-merger notification as required by HSR.


ARTICLE V.  COVENANTS OF ADE AND SUBSIDIARY PENDING MERGER
----------  ----------------------------------------------

    5.1. Approvals. ADE covenants and agrees that between the date of this
         ---------
Agreement and the Closing ADE will use, and will cause Subsidiary to use, all reasonable efforts to obtain any necessary governmental approvals of the transactions contemplated by this Agreement, including the preparation and filing with the Federal Trade Commission and the Anti-Trust Division of the U.S. Attorney General's Office of a notification of the Merger as required by HSR.

ARTICLE VI.  CONDITIONS TO OBLIGATIONS OF ADE AND SUBSIDIARY
-----------  -----------------------------------------------

     The obligation of ADE and Subsidiary to consummate this transaction as contemplated in Article VIII is subject to the fulfillment to ADE's reasonable satisfaction at or before the Closing of the following conditions:

    6.1. Performance by PST. PST shall have duly performed all of the acts and
         ------------------
undertakings to be performed by it at or before the date of the Closing.

    6.2. Representations and Warranties. The representations and warranties of
         ------------------------------
PST contained in this Agreement shall be true and correct in all material respects on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement, and PST shall have delivered a certificate of its chief executive officer to that effect to ADE at the Closing.

    6.3. Opinion of Counsel. PST shall have furnished to ADE an opinion of its
         ------------------
counsel, Hecker, Phillips & Zeeb, dated the date of the Closing, substantially in the form of Exhibit 6.3 hereto.

    6.4. No Governmental Proceedings. Except as set forth herein or in the
         ---------------------------
Disclosure Schedule, there shall not have been any action or proceeding instituted before any court or governmental agency to restrain or prohibit, or obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, nor shall any governmental agency have notified any party to this Agreement that consummation of such transactions would constitute a violation of any law and that it intends to commence proceedings to restrain the consummation of such transaction or to force divestiture, which, in either case, in the opinion of ADE, would make it inadvisable to consummate such transaction. Any waiting periods imposed by HSR either shall have expired or been terminated early.

    6.5. Employment Agreements. Each of Chris Koliopoulos and David Basila shall
         ---------------------
have executed and delivered an employment agreement with the Subsidiary, substantially in the form of Exhibit 6.5(a) hereto, in the case of Mr.
                             --------------
Koliopoulos, and Exhibit 6.5(b) hereto, in the case of Mr. Basila (collectively,
                 --------------
the "Employment Agreements").

    6.6. Noncompetition Agreements. Messrs. Koliopoulos and Basila shall have
         -------------------------
executed and delivered noncompetition agreements (the "Noncompetition Agreements") substantially in the form of Exhibit 6.6(a) and Exhibit 6.6(b) hereto.

    6.7. Employee Agreements. Each of the employees of PST shall have entered
         -------------------
into employee agreements (the "Employee Agreements"), effective as of the Effective Date, substantially in the form of Exhibit 6.7 hereto.
                                             -----------
    6.8. Registration Rights Agreement. Chris Koliopoulos and David Basila shall
         -----------------------------
have executed and delivered a Registration Rights Agreement in the form of
Exhibit 6.8 hereto.
-----------

    6.9. Pooling of Interests. ADE's and PST's independent accountants shall
         --------------------
have confirmed to ADE in writing that the Merger will be accounted for as a pooling of interests.

    6.10. Satisfaction of Counsel. All Acquisition Documents (whose form is not
          -----------------------
specified herein) and all actions and proceedings necessary to consummate this transaction shall be in such form and shall have been completed to the reasonable satisfaction of ADE and its counsel.

    6.11 Schedules and Exhibits. All Exhibits and Schedules referred to in this
         ----------------------
Agreement which have not been completed and delivered to ADE as of the date of execution of this Agreement shall have been completed, delivered to ADE, and attached hereto no later than four (4) weeks thereafter. Each such Exhibit or Schedule will be deemed to be a part hereof upon being so attached hereto.

     6.12  Establishment of Reserves.  The Accounts Receivable Reserve, the
           -------------------------
Inventory Reserve, and the Product Warranty Claims Reserve shall have been deemed acceptable by ADE and its counsel.

     6.13  Completion of Due Diligence.  PST and the Stockholders
           ---------------------------
acknowledge and agree that ADE is in the process of receiving from PST and the Stockholders certain materials and information (the "Due Diligence Materials") requested by ADE relating to the books, records, and properties of PST, and that ADE has not yet received all of the Due Diligence Materials or had the opportunity to review fully such of the Due Diligence Materials as have been received to date. Neither such due diligence investigation, nor any disclosure (whether pursuant to the Due Diligence Materials, by Schedule or Exhibit to this Agreement, or otherwise), shall have revealed any fact or circumstance which ADE deems unsatisfactory, in its sole judgment made in good faith.


ARTICLE VII.  CONDITIONS TO OBLIGATIONS OF PST AND THE STOCKHOLDERS
------------  -----------------------------------------------------

     The obligation of PST and the Stockholders to consummate this Agreement and the transactions contemplated in Article VIII is subject to the fulfillment to PST's reasonable satisfaction at or before the Closing of the following conditions:

    7.1. Performance by ADE and Subsidiary. ADE and Subsidiary shall each have
         ---------------------------------
duly performed all of the acts and undertakings to be performed by it at or before the date of the Closing.

    7.2. Representations and Warranties. The representations and warranties of
         ------------------------------
ADE and Subsidiary contained in this Agreement shall be true in all material respects on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of such date, except for changes contemplated by this Agreement, and ADE and Subsidiary shall each have delivered an officer's certificate to that effect to PST at the Closing.

    7.3. Employment Agreements. Subsidiary shall have executed and delivered the
         ---------------------
Employment Agreements.

    7.4. Noncompetition Agreements. ADE shall have executed and delivered the
         -------------------------
Noncompetition Agreements.

    7.5. Registration Rights Agreement. The Registration Rights Agreement
         -----------------------------
referenced in Section 6.8 shall have been executed and delivered by ADE.

    7.6. Tax-Free Reorganization. PST's tax counsel shall have confirmed that
         -----------------------
the Merger will be a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

    7.7. Opinion of Counsel. ADE shall have furnished to PST and the
         ------------------
Stockholders an opinion of its counsel, Warner & Stackpole LLP, dated the date of the Closing, substantially in the form of Exhibit 7.7 hereto.
                                             -----------

    7.8. Satisfaction of Counsel. All Acquisition Documents (whose form is not
         -----------------------
specified herein) and all actions and proceedings necessary to consummate this transaction shall be in such form and shall have been completed to the reasonable satisfaction of PST and its counsel.

ARTICLE VIII.  CLOSING
-------------  -------

    8.1. Closing Date. The Closing will take place on May 1, 1998 (the "Closing
         ------------
Date") at the offices of Warner & Stackpole LLP, 75 State Street, Boston, Massachusetts 02109, or at such other time and place as the parties may agree in writing. Notwithstanding the foregoing, at ADE's election, the date of the Closing may be postponed for such period of time as reasonably may be required to comply with any request by the Federal Trade Commission or Anti-Trust Division for additional information under HSR or to allow for the expiration of any waiting period resulting therefrom.

    8.2. Actions at Closing. At the Closing:
         ------------------

         (a) Copies of Consents. PST shall deliver to ADE copies of all required
             ------------------
third-party and government consents.

         (b) Certificates. Each party shall deliver the certificates required
             ------------
under Sections 6.2 and 7.2, respectively, as to the accuracy of the representations and warranties contained herein, the compliance with the covenants and agreements contained herein, and the satisfaction of the conditions to Closing contained herein.

         (c) Employment Agreements. The Stockholders and Subsidiary shall
             ---------------------
deliver the Employment Agreements required by Section 6.5 hereof.

         (d) Noncompetition Agreements. The Stockholders and ADE shall deliver
             -------------------------
the Noncompetition Agreements required by Section 6.6 hereof.

         (e) Employee Agreements. PST shall deliver the Employee Agreements
             -------------------
required by Section 6.7 hereof.

         (f) Registration Rights Agreement. The Stockholders and ADE shall
             -----------------------------
deliver the Registration Rights Agreement required by Section 6.8 hereof.

         (g) Opinion of PST Counsel. PST shall cause its counsel to deliver to
             ----------------------
ADE the legal opinion required by Section 6.3.

         (h) Opinion of ADE's Counsel. ADE shall cause its counsel to deliver to
             ------------------------
PST the legal opinion required by Section 7.7.

         (i) Execution of Articles of Merger. PST and Subsidiary each shall
             -------------------------------
execute and deliver Articles of Merger as provided in the Plan of Merger and shall jointly cause such Articles to be filed forthwith with the appropriate governmental authorities in the State of Arizona;

         (j) Issuance of Stock. ADE shall deliver to Chris Koliopoulos a
             -----------------
certificate evidencing One Million Two Hundred Thousand Six Hundred (1,200,600) shares of ADE Common Stock, and shall deliver to the Escrow Agent, for the account of Chris Koliopoulos, a certificate evidencing One Hundred Thirty-three Thousand Four Hundred (133,400) shares of ADE Common Stock to be held as provided in the Escrow Agreement. ADE shall deliver to David Basila a certificate evidencing Five Hundred Ninety-nine Thousand Four Hundred (599,400) shares of ADE Common Stock, and shall deliver to the Escrow Agent, for the account of David Basila, a certificate evidencing Sixty Six Thousand Six Hundred (66,600) shares of ADE Common Stock to be held as provided in the Escrow Agreement. The Stockholders shall deliver to ADE certificates for One Million (1,000,000) shares of PST Common Stock representing one hundred percent (100%) of PST Common Stock outstanding immediately prior to the Effective Date.

ARTICLE IX.  TERMINATION PRIOR TO CLOSING
-----------  ----------------------------

    9.1. Termination of Agreement. This Agreement may be terminated at any time
         ------------------------
prior to the Closing:

         (a) Mutual Consent. By the mutual written consent of ADE and PST;
             --------------

         (b) Deadline. By either ADE or PST, upon written notice given to the
             --------
other parties, without further liability other than the obligations of confidentiality set forth in Section 13.6, if the Closing shall not have occurred on or before April 30, 1998; or

         (c) Material Breach. By either ADE or PST, upon written notice to the
             ---------------
other parties, without further liability, other than the obligations of confidentiality set forth in Section 13.6, if (1) the other party shall fail to perform in any material respect any of its obligations contained herein required to be performed by it on or prior to the Closing Date or (2) if any of such other party's representations and warranties made herein is or becomes untrue in any material respect, provided such failure or breach is not cured within ten
(10) days after such other party has been notified in writing of the nature and existence of such failure or breach and of the notifying party's intent to terminate this Agreement as a consequence thereof.

         (d) Reserves. By ADE, if, in its sole judgment made in good faith, it
             --------
deems the Accounts Receivable Reserve, Inventory Reserve, or Product Warranty Claims Reserve unsatisfactory.

         (e) Due Diligence. By ADE, if, in its sole judgment made in good faith,
             -------------
its due diligence investigation of PST or any disclosure (whether by Schedule or Exhibit to this Agreement or otherwise) by PST, its representatives, or the Stockholders in connection with the affairs or business of PST, shall have revealed any fact or circumstance which ADE deems unsatisfactory.

    9.2. Termination of Obligations. Termination of this Agreement pursuant to
         --------------------------
this Article IX shall terminate all obligations of the parties hereunder, except for the obligations set forth in Section 13.6.

ARTICLE X.  REPRESENTATIONS AND WARRANTIES; CERTAIN POST-CLOSING OBLIGATIONS
----------  ----------------------------------------------------------------

    10.1. Survival of Representation and Warranties. All representations,
          -----------------------------------------
warranties, agreements, covenants, and obligations herein or in any of the Acquisition Documents delivered by any party to another party hereunder shall be deemed to have been relied upon by the other party, and shall survive the Closing and shall not merge in the performance of any obligation by any party hereto. Neither any due diligence investigation of PST by, nor any information (other than that set forth in the appropriate Schedule to this Agreement) furnished to ADE or any of its representatives shall relieve PST or the Stockholders of any liability hereunder in respect of a breach by it of its representations and warranties.

    10.2  Grant of Stock Options.  As soon as is practicable after the
          ----------------------
Closing Date, ADE shall grant options to purchase an aggregate of seventy thousand (70,000) shares of ADE Stock, pursuant to ADE's standard employee stock option plan, to certain key management employees of PST whom the President of PST shall specify, in such amounts as he shall designate; provided that such grants are consistent with ADE's practice for similarly situated employees.


ARTICLE XI.  INDEMNIFICATION
-----------  ---------------

    11.1. Agreement of the Stockholders to Indemnify ADE. Subject to the terms
          ----------------------------------------------
and conditions of this Article, the Stockholders agree to indemnify, defend, and hold harmless the ADE Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by the ADE Indemnitees and resulting from, based upon, or arising out of:


          (a) the inaccuracy of any representation or warranty of PST or the Stockholders contained in this Agreement or in any Acquisition Document furnished by PST or the Stockholders at the time such representation or warranty was made or deemed to be made;

          (b) a breach of or failure to perform any covenant or agreement of PST or the Stockholders made in this Agreement or in any Acquisition Document; or

          (c) any failure of PST or any administrator or trustee prior to the Closing Date to comply with any law, including, without limitation, ERISA, applicable to any employee benefit, welfare, incentive, retirement or other plan established or maintained by PST for its employees or to conform to the requirements of any such plan.

    11.2. Agreement of ADE to Indemnify the Stockholders. Subject to the terms
          ----------------------------------------------
and conditions of this Article, ADE agrees to indemnify, defend, and hold harmless the Stockholder Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, the Stockholder Indemnitees and resulting from, based upon, or arising out of


         (a) the inaccuracy of any representation or warranty of ADE contained in this Agreement or in any Acquisition Document, furnished by ADE; or

         (b) a breach of or failure to perform any covenant or agreement of ADE made in this Agreement or in any Acquisition Document.


    11.3. Procedures for Indemnification.
          ------------------------------

         (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

         (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 11.4 hereof shall be observed by the Indemnitee and the Indemnitor.

         (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection specifying in reasonable detail the basis for such objection. Failure to so object in a timely manner shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof as a Finally Determined Claim (as that term is defined below). If an objection is timely interposed by the Indemnitor, then the Indemnitor and the Indemnitee shall negotiate in good faith for a period of sixty (60) business days from the date the Indemnitee receives such objection prior to commencing any formal legal action, suit or proceeding with respect to such Indemnification Claim.

         (d) Upon final determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by an arbitration award or other adjudication, including the taking of all relevant appeals (a "Final Determination"), the Indemnitor shall pay the amount of such Indemnification Claim (a "Finally Determined Claim") within ten (10) days of the Final Determination. The escrow fund then held by the Escrow Agent is available for the discharge of the obligations of the Stockholders as Indemnitor hereunder in accordance with the provisions of the Escrow Agreement, and such funds shall be so applied until they are exhausted or the escrow fund is otherwise disposed of as provided by the Escrow Agreement.

    11.4. Third Party Claims. The obligations and liabilities of the parties
          ------------------
hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

          (a) The Indemnitee shall give the Indemnitor written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake and have control of the defense, compromise and settlement thereof with counsel of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify promptly the Indemnitor of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced materially by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder, unless the Indemnitor gives written notice to the Indemnitee within fifteen (15) days after receipt of the Indemnitee's notice that it disputes its liability to Indemnitee with respect to such Third Party Claim notwithstanding its assumption of the defense thereof. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense.

          (b) If the Indemnitor fails or refuses to undertake or to continue the defense of such Third Party Claim within fifteen (15) days after written notice has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim with counsel of its own choosing reasonably acceptable to Indemnitor, and the costs and expense of the Indemnitee in connection therewith shall be included as part of the indemnification claims of the Indemnitee hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

          (c) No settlement of a Third Party Claim as to which notice has been given to Indemnitor by Indemnitee pursuant to Section 11.5(a) shall be made without the written consent of the Indemnitor which will not be withheld unreasonably. Consent shall be presumed in the case of settlements of Twenty Thousand Dollars ($20,000) or less where the Indemnitor has not responded within fifteen (15) business days of notice of a proposed settlement. If the Indemnitor assumes the defense of such a Third Party Claim, no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent (which will not be unreasonably withheld by the Indemnitee) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (iii) the compromise or settlement includes, as a term thereof, the giving by the claimant or the plaintiff to the Indemnitee of an unconditional release, in form and substance reasonably satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim.

          (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested) provided that all requests for information and exercise of rights of access hereunder shall be conducted through a representative designated by the party upon whom such request is made and in a manner that will not impact adversely and unreasonably the normal conduct of such party's business.

   11.5  Limitations on Indemnification Obligations.
         ------------------------------------------

          (a) The Stockholders shall have no obligation to make payments under
Section 11.1 hereof until the aggregate amount of all Losses thereunder exceeds
------------
$500,000 and then only for all such Losses in excess of such amount; and


          (b) The maximum liability of the Stockholders pursuant to this Article
                                                                         -------
XI shall not exceed the product of 200,000 shares of ADE Common Stock multiplied
--
by the average of the closing bid prices of one share of ADE Common Stock on the Nasdaq National Market System on the twenty (20) trading days immediately preceding the Closing Date; provided, however, that the limitations set forth in this Section 11.5 shall not apply to the Stockholders to the extent of Losses
     ------------
arising from fraud on the part of the Stockholders.


ARTICLE XII.  DEFINITIONS.
------------  -----------

   The following terms, as used herein, shall have the following meanings:

          "Acquisition Documents" shall mean the Schedules and Exhibits hereto (including the Disclosure Schedule as hereinafter defined) and all other instruments and agreements executed and delivered at or in connection with the Closing.

          "ADE Indemnitees" shall mean ADE and with respect to Third Party Claims only, its agents, representatives, officers, directors, employees, shareholders, controlling persons and Affiliates.

          "Affiliate" shall mean any Person who, directly indirectly or through one or more intermediaries, controls or is controlled by, or is under common control with another Person.

            "Closing" shall mean the closing of the transaction contemplated by this Agreement.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Employee Benefit Plan" shall mean any pension, retirement, profit-sharing, deferred compensation, stock, stock purchase, stock option, bonus or other incentive plan, any other employee program, arrangement, agreement or understanding, any medical, vision, dental or other health plan, any life insurance plan, severance plan or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA or any Pension Plan or Welfare Plan, to which PST or any entity under "common control" with PST (within the meaning of Section 414 of the Code) contributes or is a party or is bound and under which current or former employees of PST or any entity under common control with PST are eligible to participate or derive a benefit.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvements Act.

            "Indemnification Claim" shall mean a claim for indemnification under
Article XI of this Agreement.

            "Indemnitee" shall mean the party or parties seeking indemnification under Article XI of this Agreement.

          "Indemnitor" shall mean the party or parties against whom indemnification is sought under Article XI of this Agreement.

          "Intellectual Property" shall mean shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including computer program code, data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Liability" shall mean any liability or obligation, whether direct or indirect, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

          "Litigation" shall mean any claim, action, suit, proceeding, disclosed inquiry, hearing, arbitration, administrative proceeding or disclosed investigation.

          "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages (including special and consequential damages incurred by Third Party Claims claimants), liabilities, and out of pocket costs and expenses, including without limitation, interest, penalties, cost of external investigations (i.e., not including cost of employees of Indemnitee) and defense, and reasonable attorneys' and other professional fees and expenses.

            "Pension Plan" shall mean an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

          "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Stockholder Indemnitees" shall mean the Stockholders.

          "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security(or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or additional thereto, whether disputed or not.

          "Third Party Claim" shall mean any claim, suit or proceeding that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification under Article XI of this Agreement.

            "Welfare Plan" shall mean an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.


ARTICLE XIII.  MISCELLANEOUS
-------------  -------------

    13.1. Fees and Expenses. ADE and PST each shall bear its own expenses in
          -----------------
connection with the negotiation and the consummation of this Agreement; provided, however, that if this Agreement is terminated by either party by reason of the other party's failure in an arbitrary and willful manner to perform or satisfy one or more of its obligations or the conditions to closing hereunder, the party which shall have failed to perform such obligation(s) or to satisfy such condition(s) shall reimburse the other party for, in addition to any other damages incurred by such other party, all reasonable out-of-pocket legal, accounting, consulting and government fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby. All costs, including filing fees for any filings required by HSR to be made by PST or the Stockholders (individually or as "ultimate parent entity" as that term is defined by the HSR coverage rules, 16 CFR (S)801.1(a)(3)) in connection with the Merger shall be paid by PST.

    13.2. Brokers. Each of the parties represents that it has had no dealings in
          -------
connection with this transaction with any finder or broker that will result in any claims against any of the parties. The Stockholders and ADE each agree to indemnify the other against and hold the other harmless from any and all liabilities (including without limitation cost of counsel) to any other persons claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party (and/or PST in the case of the Stockholders) in connection with this Agreement or the transactions contemplated hereby.

    13.3. Law Governing. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the Commonwealth of Massachusetts without regard to the doctrine of conflicts of laws.

    13.4. Notices. All notices, requests, demands and other communications
          -------
hereunder shall be deemed to have been duly given if delivered or mailed postage prepaid:




     if to PST:                Phase Shift Technology, Inc.
                               3480 East Britannia, Suite 110
                               Tucson, AZ  85706
                               Attention:  President

     with a copy to:           Lawrence M. Hecker, Esq.
                               Hecker, Phillips & Zeeb
                               405 West Franklin Street
                               Tucson, AZ 85701

     if to Stockholders:       Chris Koliopoulos, Stockholders Representative
                               3480 East Britannia, Suite 110
                               Tucson, AZ  86706

     if to ADE or Subsidiary:  ADE Corporation
                               80 Wilson Way
                               Westwood, MA 02090-1806
                               Attn:  President

     with a copy to:           Warner & Stackpole LLP
                               75 State Street
                               Boston, MA 02109
                               Attn: Willard G. McGraw, Jr.

or to such other address as either party may by notice to the other designate.


    13.5. Entire Agreement. This Agreement, the Exhibits delivered pursuant
          ----------------
hereto, and any documents referred to or delivered pursuant to this Agreement or any of the transactions contemplated hereby constitute the entire agreement between the parties with respect to the transactions contemplated herein and supersede all prior agreements and undertakings of the parties with respect thereto. Each of the Exhibits delivered pursuant to the terms of this Agreement is in writing and has been initialed by an officer of the delivering party.

    13.6. Confidentiality.
          ---------------

          (a) Generally. If the Merger and the transactions contemplated by this
             ----------
Agreement are not consummated, then each of the parties to this Agreement agrees to keep confidential and shall not use for its own benefit any of the information obtained from any other party and shall promptly return to each such other party all schedules, documents or other written information (without retaining copies thereof) previously obtained from each such other party. In the event of any conflict between this Section 13.6 and any separate confidentiality agreement, the provisions of the latter shall govern.

          (b) Confidentiality Obligation of ADE. Until Closing (and, if this
              ----------------------------------
Agreement is terminated for any reason, forever thereafter), ADE shall, and shall use all commercially reasonable efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of PST, and not use in any manner except in connection with the transactions contemplated hereby, any confidential business or technical information obtained from PST in connection with the transactions contemplated hereby. This obligation shall cease to apply to ADE with respect to information concerning PST's business or assets upon the occurrence of Closing. In the event that this Agreement terminates for any reason, ADE shall return to PST or destroy all materials in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

          (c) Confidentiality Obligation of PST and the Stockholders. PST and
              ------------------------------------------------------
the Stockholders shall, and PST shall use all commercially reasonable efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of ADE, and not use in any manner except in connection with the transactions contemplated hereby, any confidential business or technical information obtained from ADE in connection with the transactions contemplated hereby. In the event that this Agreement terminates for any reason, PST and the Stockholders shall return to ADE or destroy all materials in its or their possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.


          (d) Permitted Disclosures. Notwithstanding Sections 12.6(a), (b) and
              ---------------------
(c), either party may disclose confidential information (1) where necessary to any regulatory authorities or governmental agencies pursuant to legal process or
(2) if required by court order or decree, provided that in so doing such party shall give notice to the other party of the impending disclosure and afford the other party with such opportunity to protect its interest in the confidentiality of such information as is reasonable in the circumstances.

          (e) Scope of Confidential Information. For purposes of this Agreement,
              ---------------------------------
information shall not be deemed confidential (1) if such information is available in full from public sources; (2) if such information is received from a third party not under an obligation to keep such information confidential; or
(3) if the recipient can conclusively demonstrate that such information was independently developed by the recipient.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed under their respective seals by their respective officers hereunto duly authorized, as of the day and year first above written.


ADE:                          ADE CORPORATION



                              By:
                                ---------------------------------
                                Name:
                                Title:


SUBSIDIARY:                   THETA ACQUISITION CORP.



                              By:
                                ---------------------------------
                                Name:
                                Title:


PST:                          PHASE SHIFT TECHNOLOGY, INC.



                              By:
                                ---------------------------------
                                Name:
                                Title:



STOCKHOLDERS:
                                ---------------------------------
                                Chris Koliopoulos
                                [Home Address]



                                ---------------------------------
                                David Basila
                                [Home Address]

                                 PLAN OF MERGER

     Plan of Merger under which Theta Acquisition Corp., an Arizona corporation (hereinafter referred to as "Subsidiary") is to be merged with and into Phase Shift Technology, Inc., an Arizona corporation (hereinafter referred to as "PST") (which two corporations are sometimes hereinafter referred to as the "Constituent Corporations"), joined in by ADE Corporation, a Massachusetts corporation and sole shareholder of Subsidiary (hereinafter referred to as "ADE").

     The terms and conditions of the merger of Subsidiary with and into PST (hereinafter referred to as the "Merger"), the mode of carrying it into effect, and the consideration to be paid or delivered in exchange for shares of PST, all as contemplated in the Agreement and Plan of Merger dated March 8, 1998 (the "Merger Agreement") among the above-named parties and the stockholders of PST, shall be as follows:

     First:  On the Effective Date (as defined in Article Eighth), Subsidiary
     -----
shall be merged with and into PST, which shall be the "Surviving Corporation," and the separate corporate existence of Subsidiary shall cease. The name of the Surviving Corporation shall be Phase Shift Technology, Inc. Except as herein otherwise specifically set forth, the identity, existence, purposes, powers, franchises, rights and immunities of the Surviving Corporation shall continue unaffected and unimpaired by the Merger.

     Second:  The purpose or purposes of the Surviving Corporation and the total
     ------
number of shares of Class A Common Stock (Voting), no par value per share ("PST Common Stock"), it is authorized to issue shall all be as set forth in the Articles of Incorporation of PST, which Articles of Incorporation shall continue in full force and effect as the Articles of Incorporation of the

Surviving Corporation until altered or amended as provided therein or in accordance with the laws of the State of Arizona.

     Third:  The By-Laws of PST in effect immediately prior to the Effective
     -----
Date shall continue to be the By-Laws of the Surviving Corporation until altered, amended, or repealed in the manner provided by law, the Articles of Incorporation, or said By-Laws.

     Fourth: On the Effective Date, the Board of Directors of the Surviving
     -------
Corporation shall consist of Robert C. Abbe, David Basila, Chris Koliopoulos, William Ohm and Mark D. Shooman, who shall hold office until the next annual meeting of the Surviving Corporation and thereafter until their successors are elected and qualified, subject to the By-Laws of the Surviving Corporation.

     Fifth:   The officers of PST immediately prior to the Effective Date of the
     -----
Merger shall hold the same office with the Surviving Corporation until the Board of Directors of the Surviving Corporation shall otherwise determine.

     Sixth:  On the Effective Date:
     -----

     1. Each share of common stock, $.01 par value per share, of Subsidiary then outstanding shall be converted into and shall thereafter represent one share of PST Common Stock (the "Parent Shares").

     2. The shares of PST Common Stock which are outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in exchange therefor such number of shares of the common stock of ADE, $.01 par value per share ("ADE Common Stock"), as are specified in the Merger Agreement provided, however, that no certificate or scrip representing fractional shares of ADE Common Stock shall be issued and holders of such fractional share interests shall be paid therefor in cash. All PST Common Stock held as treasury shares and existing immediately prior to the Effective Date shall automatically be retired and extinguished and no cash or other consideration shall be paid or delivered for such shares. On the Effective Date , the holders of certificates representing PST Common Stock then outstanding (other than holders of the Parent Shares) shall cease to have any rights with respect to such stock, and their sole rights shall be the right to receive the shares of ADE Common Stock to which they are entitled under the Merger Agreement.

     Seventh:  On the Effective Date, all the property, assets, rights,
     ---------
privileges, powers, franchises and immunities of a public or private nature of each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation without further act or deed; and all property, assets, rights, privileges, powers, franchises, and immunities and all and every other interest thereafter shall be as effectual the property and province of the Surviving Corporation as they were of the respective Constituent Corporations and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of either of said Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations, and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations and duties had been incurred or contracted by it. If at any time the Surviving Corporation shall consider or be advised that any further assignments, assurance in law, or other acts or instruments are necessary or desirable to vest, perfect, or confirm in the Surviving Corporation the title to any property or rights of the Constituent Corporations, the Constituent Corporations and their officers and directors shall and will do all such acts and things as may be necessary or proper to vest, perfect, or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of the Merger Agreement and this Plan of Merger.

     Eighth:  The Merger shall become effective upon, and the term "Effective
     --------
Date" as used in this Plan shall mean, the close of business on the day when the Articles of Merger are filed and effective in the offices of the Secretary of State of the State of Arizona.

                          AGREEMENT AND PLAN OF MERGER

                     LIST OF OMITTED SCHEDULES AND EXHIBITS


Following is a list of Schedules and Exhibits to the Agreement and Plan of Merger omitted from this Report pursuant to Item 601(b)(2) of Regulation S-X (all Schedule and Exhibit numbers relate to the Agreement and Plan of Merger):


Exhibit 1.2          Articles of Merger

Exhibit 1.3          Escrow Agreement

Schedule 2           PST Disclosure Schedule

Exhibit 6.3          Opinion of Hecker, Phillips & Zeeb

Exhibit 6.5(a)       Koliopoulos Employment Agreement

Exhibit 6.5(b)       Basila Employment Agreement

Exhibit 6.6(a)       Koliopoulos Noncompetition Agreement

Exhibit 6.6(b)       Basila Noncompetition Agreement

Exhibit 6.7          Form of PST Employee Agreement

Exhibit 7.7          Opinion of Warner & Stackpole


The Registrant shall furnish supplementally a copy of any of the above Schedules or Exhibits to the Commission upon request.